EXHIBIT 20
                                                                   PAGE 1 OF 3

FOR IMMEDIATE RELEASE

                                             FOR MORE INFORMATION:
                                             MEDIA INQUIRIES:
                                             WENDY WATKINS:  (301) 380-7903
                                             INVESTOR RELATIONS:
                                             SHARON WHITING:  (301) 380-7215
                                             HTTP://WWW.HMSCORP.COM
                                             1-888-380-HOST


        HOST MARRIOTT SERVICES REPORTS 7% GROWTH IN FIRST QUARTER EBITDA

           COMPANY ALSO ANNOUNCES NEW SHOPPING MALL FOOD COURT PROJECT

         BETHESDA, MD, APRIL 16, 1998 -- Host Marriott Services [NYSE:HMS] today reported earnings before interest expense, taxes, depreciation, amortization and other non-cash items (EBITDA) of $16.0 million for the first quarter of 1998, an increase of 7% over EBITDA of $14.9 million reported for the first quarter of 1997. The company reported a net loss of $3.9 million, or ($0.11) per share for the first quarter of 1998, compared to a net loss of $4.3 million, or ($0.12) per share for the first quarter of 1997. Revenues for the first quarter of 1998 totaled $277.3 million, an increase of 5% over the first quarter of 1997. The company's operating profit increased by 54% during the first quarter of 1998 to $2.0 million from $1.3 million for the same period a year ago. The company's concessions operations are significantly affected by the various travel and shopping seasons. The company's airports and travel plazas have historically incurred losses in the first quarter of the fiscal year when customer traffic is lightest. Traffic is generally the strongest in the summer vacation months, particularly from Memorial Day through Labor Day. Shopping mall food court customer traffic is generally the busiest during the fall and winter holiday season.
         William W. McCarten, President and Chief Executive Officer, noted, "I am optimistic about our prospects for the remainder of the year. The gains reported in revenues, operating profit and EBITDA for the first quarter have given us a solid start toward meeting our goals for 1998."




                                    - More -


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

                                                                  EXHIBIT 20
                                                                  PAGE 2 OF 3
ADD 1
HOST MARRIOTT SERVICES REPORTS 7% GROWTH IN FIRST QUARTER EBITDA

         Airport concession revenues grew by $9.8 million, or 5.0%, during the first quarter of 1998. Excluding the effects of a few noncomparable contracts (new contracts, contracts with significant changes in scope of operation and contracts undergoing significant construction of new facilities), revenues at comparable domestic airport locations, which represent over 90% of the company's total domestic airport revenues, grew by 6.8%, during the first quarter of 1998, reflecting an estimated 1.2% growth in passenger enplanements and a 5.6% increase in revenues per enplaning passenger.
         Travel plaza revenues were up $2.5 million or 4.8% during the first quarter of 1998. An increase in tollroad traffic due to low gasoline prices and favorable winter weather in the northeast, as well as moderate increases in menu prices, resulted in solid revenue growth in this business line. Low gasoline costs have led the Energy Department to forecast strong growth in vehicle miles traveled for this summer.
         Revenues in the shopping mall and entertainment business line were up 15% over a year ago. The openings of the food courts at the Grapevine Mills Mall and the Vista Ridge Mall in late 1997 contributed significantly to the increase.
         In a separate press release dated today, the company announced that it reached agreement with Chelsea GCA Realty, Inc. to master lease the food and beverage facilities at Leesburg Corner Premium Outlets in Virginia.
         Host Marriott Services, with its worldwide headquarters in Bethesda, Maryland, is the leading food, beverage and retail concessionaire at nearly 200 travel and entertainment venues, with approximately 24,000 employees in six countries around the globe. Host Marriott Services is best known for its custom solutions business approach that combines internationally known brands with regional favorites in airports, travel plazas, shopping malls and entertainment attractions. Many of the company's concessions are operated under license agreements with branded partners such as Burger King, Starbucks Coffee, Pizza Hut, Chili's, Cinnabon, TCBY "Treats," Sbarro, Taco Bell, Cheers, California Pizza Kitchen, Tie Rack and The Body Shop.

         CERTAIN MATTERS DISCUSSED WITHIN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF HOST MARRIOTT SERVICES TO BE DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. ALTHOUGH HOST MARRIOTT SERVICES BELIEVES THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED UPON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. THESE RISKS ARE DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                --Table Follows--

                                                                     EXHIBIT 20
                                                                     PAGE 3 OF 3

                       HOST MARRIOTT SERVICES CORPORATION
                   CONSOLIDATED OPERATING RESULTS (UNAUDITED)
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                                   TWELVE                  TWELVE
                                                                                WEEKS ENDED              WEEKS ENDED
                                                                                 MARCH 27,                MARCH 28,
                                                                                    1998                  1997 (A)
-------------------------------------------------------------------------- ------------------------ -----------------------
OPERATING SUMMARY
REVENUES                                                                                  $ 277.3                 $ 263.1

OPERATING COSTS AND EXPENSES                                                                275.3                   261.8
-------------------------------------------------------------------------- ------------------------ -----------------------

OPERATING PROFIT                                                                              2.0                     1.3

    Interest expense                                                                         (9.2)                   (9.2)
    Interest income                                                                           0.7                     0.8
-------------------------------------------------------------------------- ------------------------ -----------------------

LOSS BEFORE INCOME TAXES                                                                     (6.5)                   (7.1)
Benefit for income taxes                                                                     (2.6)                   (2.8)
-------------------------------------------------------------------------- ------------------------ -----------------------

NET LOSS                                                                                  $  (3.9)                $  (4.3)
-------------------------------------------------------------------------- ------------------------ -----------------------

LOSS PER COMMON SHARE                                                                     $ (0.11)                $ (0.12)

Weighted Average Common Shares Outstanding                                                   34.4                    34.6

EBITDA                                                                                    $  16.0                 $  14.9
-------------------------------------------------------------------------- ------------------------ -----------------------

REVENUES BY BUSINESS LINE
    Airports                                                                              $ 207.7                 $ 197.9
    Travel Plazas                                                                            55.2                    52.7
    Shopping Malls and Entertainment                                                         14.4                    12.5
-------------------------------------------------------------------------- ------------------------ -----------------------

       Total revenues                                                                     $ 277.3                 $ 263.1
-------------------------------------------------------------------------- ------------------------ -----------------------

OPERATING PROFIT (LOSS) BY BUSINESS LINE (B)
    Airports                                                                              $  18.7                  $ 16.9
    Travel Plazas                                                                            (3.7)                   (3.6)
    Shopping Malls and Entertainment                                                          0.6                     0.5
-------------------------------------------------------------------------- ------------------------ -----------------------
       Total operating profit                                                            $   15.6                $   13.8
-------------------------------------------------------------------------- ------------------------ -----------------------

PERIOD END BALANCE SHEET DATA                                                    MARCH 27,                MARCH 28,
                                                                                    1998                    1997
                                                                           ------------------------ -----------------------
    Cash and cash equivalents                                                            $   59.5                $   85.0
    Total assets                                                                            530.6                   570.6
    Long-term debt                                                                          406.3                   407.3
-------------------------------------------------------------------------- ------------------------ -----------------------

(A) Certain minor reclassifications were made to the prior year financial statements to conform to the 1998 presentation.
(B)  Before  general  and administrative expenses.

                                       6